Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	Oct 23, 2012
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED THIRD QUARTER, 2012 FINANCIAL RESULTS
WITH RECORD 2012 ANNUAL SALES GUIDANCE

Sunnyvale, CA – October 23, 2012 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2012.

Revenues for the third quarter of 2012 totaled $12,390,000, a 8% increase from revenues of $11,527,000 reported in the previous quarter, and a 5% increase from revenues of $11,778,000 reported in the third quarter of 2011. The Company recorded net income for the third quarter of 2012 of $1,892,000, or $0.22 per share based on 8.8 million shares outstanding, compared to $1,232,000, or $0.14 per share based on 8.8 million shares outstanding, for the second quarter of 2012. This compares to net income for the third quarter of 2011 of $1,454,000, or $0.16 per share based on 8.9 million shares outstanding.

Included in expenses were stock-based compensation amounts of $268,000 for the quarter ended September 30, 2012, $271,000 for the quarter ended June 30, 2012 and $259,000 for the quarter ended September 30, 2011.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial performance and progress AFOP made in the quarter ended September 30, 2012. With strong customer demand, we delivered quarterly sales higher than our original guidance. Through efficiency improvements and favorable product mix, we achieved higher gross margins and generated higher profits than previous quarters. Our Q3 earnings per share increased more than 50% from the Q2 level. In addition, our cash and short-term and long-term investments increased to about $53 million, while we continued our on-going stock repurchase program.”

“Based on input from our customers, we expect sales in the remaining quarter of 2012 to be at a similar level as Q3 and result in another record year for AFOP in revenue and operating profits.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. (Pacific) on October 23, 2012 to discuss AFOP’s third quarter 2012 financial results. please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 31422947. AFOP will also provide a live webcast of its third quarter 2012 conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, our beliefs regarding our opportunity for revenue growth and profit improvements and the time periods thereof are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwith, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwith, cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2012. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and short-term investments	$42,663	$39,588
Accounts receivable	8,292	6,630
Inventories	7,302	6,763
Other current assets	1,770	714
Total current assets	60,027	53,695

Long-term investments	10,229	10,098
Property and equipment, net	7,346	7,718
Other assets	211	162
Total assets	$77,813	$71,673

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,239	$3,647
Accrued expenses and other current liabilities	4,273	3,721
Total current liabilities	10,512	7,368

Long-term liabilities:
Other long-term liabilities	596	691
Total liabilities	11,108	8,059
Stockholders' equity	66,705	63,614
Total liabilities and stockholders' equity	$77,813	$71,673

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30	Jun. 30	Sept. 30	Sept. 30	Sept. 30
	2012	2012	2011	2012	2011
Revenues	$12,390	$11,527	$11,778	$34,452	$31,883
Cost of revenues	7,979	7,618	7,963	22,688	21,580
Gross profit	4,411	3,909	3,815	11,764	10,303

Operating expenses:
Research and development	819	839	834	2,465	2,356
Sales and marketing	614	662	595	1,951	1,711
General and administrative	1,079	1,120	1,052	3,281	3,095
Total operating expenses	2,512	2,621	2,481	7,697	7,162
Income from operations	1,899	1,288	1,334	4,067	3,141
Interest and other income, net	194	160	149	504	452
Net income before tax	$2,093	$1,448	$1,483	$4,571	$3,593
Income tax	201	216	29	526	(131)
Net income	$1,892	$1,232	$1,454	$4,045	$3,724

Net income per share:
Basic	$0.22	$0.14	$0.16	$0.46	$0.42
Diluted	$0.21	$0.14	$0.16	$0.45	$0.41

Weighted average shares outstanding:
Basic	8,790	8,820	8,883	8,819	8,853
Diluted	8,988	9,000	9,040	9,000	9,119

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$28	$32	$28	$86	$74
Research and development	32	33	29	92	48
Sales and marketing	65	64	63	188	117
General and administrative	143	142	139	420	274
Total	$268	$271	$259	$786	$513